UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2008

JETBLUE AIRWAYS CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-49728 (Commission File Number)	87-0617894 (I.R.S. Employer Identification No.)

118-29 Queens Boulevard Forest Hills, New York (Address of Principal Executive Offices)	11375 (Zip Code)

(718) 286-7900
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

(a) Entry into a Material Definitive Agreement

On May 27, 2008, JetBlue Airways Corporation, a Delaware corporation (the “Company”), entered into a supplement agreement with Deutsche Lufthansa AG, an aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Investor”) (the “Supplement”), amending the Stock Purchase Agreement dated December 13, 2007 (the “Stock Purchase Agreement”) between the Investor and the Company. Under the terms of the Supplement, the Company agreed to limit its issuance of common stock of the Company to 45.1 million shares in connection with the share lending facility of the recently announced convertible debt offering. The parties also agreed to amend section 5.10(d) of the Stock Purchase Agreement to remove the twelve month waiting period for the right to nominate an additional director, remove the references to an additional director class designation and reduce the common stockholding threshold for the Investor to have to the ability to nominate an additional director from 15% to 12%, in the event of a vacancy on the Company’s Board of Directors. The Supplement additionally provides that it will be of no force and effect if the convertible debt offering is not consummated.

The foregoing description of the Supplement does not purport to be complete and is qualified in its entirety by reference to the Supplement, which is filed as Exhibit 4.12 to the Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description of Exhibits
4.12	Supplement Agreement, dated as of May 27, 2008, between JetBlue Airways Corporation and Deutsche Lufthansa AG

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
Date: May 28, 2008	By:	/s/ Edward Barnes
Name: Edward Barnes Title: Executive Vice President and Chief Financial Officer